EXHIBIT 10.3

EXECUTION COPY

SUPPLEMENTAL RETIREMENT AGREEMENT

THIS SUPPLEMENTAL RETIREMENT AGREEMENT (this “Agreement”), is entered by and between MOTHERS WORK, INC., a Delaware Corporation (the “Company”), and REBECCA C. MATTHIAS (the “Executive”);

WHEREAS, the Executive is presently employed by the Company in a key executive position and possesses substantial talent, ability and unique business experience which has been and will continue to be of great value to the Company; and

WHEREAS, in consideration for the Executive’s past contributions to the Company and her continued service with the Company, the Company desires to provide the Executive with supplemental retirement benefits upon her cessation of service with the Company;

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.            DEFINITIONS.  For purposes of this Agreement, the following terms will have the meanings defined below:

(a)           “Actuarial Present Value” means, for any stream of payments as of any date, the actuarial present value of those payments on the date specified, determined using the 1994 Group Annuity Unisex Mortality table and assuming a 6% rate of interest.

(b)           “Benefit” means the benefit payable to the Executive pursuant to the terms of this Agreement.

(c)           “Board” means the Board of Directors of the Company, as constituted from time to time; provided, however, that if the Board appoints a committee to perform some or all of the Board’s administrative functions hereunder, references to the “Board” will be deemed to also refer to that committee in connection with matters performed by that committee.

(d)           “Cause” will have the same meaning as is set forth in the Employment Agreement.

(e)           “Change in Control” will have the same meaning as is set forth in the Employment Agreement.

(f)            “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(g)           “Deemed Final Pay” means $531,803 (the “Base Salary”), increased by 3% per year on each October 1st that occurs after the Effective Date and before the Executive ceases to be employed by the Company, provided, however, that no increases to Deemed Final Pay will be made on or after October 1, 2012.

(h)           “Effective Date” means the date this Agreement is fully executed by both parties hereto.

(i)            “Employment Agreement” means that certain Second Amended and Restated Employment Agreement between the Executive and the Company dated March 1, 2007, as amended from time to time.

(j)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k)           “Good Reason” will have the same meaning as is set forth in the Employment Agreement.

(l)            “Plan Administrator” means the Board.

(m)          “Separation from Service” means a separation from service as defined in Prop. Treas. Reg. § 1.409A-1(h).

(n)           “Vested Percentage” means as of any given date, that portion of the Benefit that is then vested, as determined in accordance with Section 2 hereof.

2.            VESTING OF BENEFIT.

(a)           Vesting Based on Continued Service.  Subject to the remainder of this Section 2, the Vested Percentage will be determined as follows:

(i)            The Vested Percentage will be 33% on the Effective Date;

(ii)           Subject to Section 2(b), the Vested Percentage will be increased by 15% on each September 30th occurring after the Effective Date, provided the Executive has remained in continuous employment with the Company through that date; and

(iii)          In no event will the Vested Percentage exceed 100%.

(b)           Part-Time Service.  If the Executive elects “part-time” status in accordance with Section 2.2 of the Employment Agreement, the reference to “15%” in Section 2(a)(ii) will thereafter be replaced with a reference to “7.5%.”

(c)           Accelerated Vesting.  The Vested Percentage will be 100% if, following a Change in Control, the Executive’s employment by the Company ceases due to the Executive’s resignation with Good Reason or termination by the Company without Cause.

3.            AMOUNT, FORM AND TIMING OF BENEFIT.

(a)           Form of Benefit.  The Benefit will be paid in cash, in a single lump sum and will be subject to applicable tax withholding.

(b)           Amount of Benefit.  The amount of the Benefit will be equal to: (i) the Actuarial Present Value, determined as of the date of Executive’s Separation from Service, of an immediately commencing single life annuity with annual payments equal to 60% of the Executive’s Deemed Final Pay, multiplied by (ii) the Vested Percentage.

(c)           Time Of Payment.

(i)            Subject to Section 2(c)(ii), the Benefit will be paid within 60 days following the Executive’s Separation from Service.

(ii)           If the payment of the Benefit is subject to the requirements of Prop. Treas. Reg. § 1.409A-3(g)(2) (or any successor provision), the Benefit will be paid on the first day of the seventh month following the Executive’s Separation from Service (or, if earlier, the date of the Executive’s death).

(d)           One Payment Only.  Only one Benefit will be paid hereunder and payment of that Benefit will constitute a full discharge of all the Company’s liabilities hereunder.  For avoidance of doubt, if a Benefit is paid before the amount of the Benefit is maximized (e.g., because the Vested Percentage is then less than 100% or because Deemed Final Pay has not yet been maximized), a subsequent return to employment will not create a right to any additional or incremental payment hereunder.

(e)           Payment to Beneficiary.  By delivery of notice in writing to the Company, the Executive may designate a beneficiary to receive her Benefit in the event of the Executive’s death (i) while still employed, or (ii) after a Separation from Service but before payment of the Benefit.  In the event of the Executive’s death while still employed, the amount of the Benefit will be determined as though the Executive had experienced a Separation from Service immediately prior to her death.  Any beneficiary designation that is duly made will supersede all prior designations.  If no designation is duly made, the Executive’s beneficiary will be her spouse or, if the Executive is unmarried at the time of her death, the Executive’s estate.

4.            FUNDING.

(a)           Benefits payable under this Agreement will be “unfunded,” as that term is used in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA with respect to unfunded plans maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.  Accordingly, except as otherwise provided below in Section 4(b), the Company will not be required to segregate or earmark any of its assets for the benefit of the Executive, and the Executive will have only a contractual right against the Company for benefits hereunder.

(b)           The Company will establish a grantor trust, the assets of which will be used exclusively to provide benefits to the Executive pursuant to this Agreement (subject, however, to the claims of the general creditors of the Company).  Unless otherwise agreed between the Company and Executive, the trustee of that grantor trust will be Wachovia Bank, National Association.  An initial deposit will be made to that trust within 60 days following the Effective Date.  Subsequent deposits will be made within 60 days following the end of each fiscal year of the Company ending after the Effective Date and before the Benefit is paid.  Deposits will be made in cash or marketable securities and will in each case be an amount sufficient, on an actuarial basis, to cause the total assets of the trust immediately following the deposit to reasonably approximate the Company’s then current obligation hereunder if the Executive then experienced a Separation from Service.  After the Benefit has been paid, any amounts remaining in the trust will be distributed to the Company.

(c)           The Company will exercise commercially reasonable efforts to cause the grantor trust and its assets described in the preceding paragraph to be excluded from any security interest granted by the Company to secure its debts, including under the credit agreements it is currently negotiating.  To the extent the Company is successful in excluding grantor trust assets from security interests granted under such credit agreements, but subsequently negotiates additional or replacement credit agreements, the Company agrees that it will (i) not agree in any such additional or replacement credit agreement to grant any security interest to any additional or replacement lender in any amounts held in the trust and excluded from any then existing lender’s security interests at the time the Company enters into such additional or replacement credit agreement, and (ii) use commercially reasonable efforts to exclude from any additional or replacement lender’s security interests any assets to be contributed to the trust after the date of such additional or replacement credit agreement.  Nothing in this paragraph will be deemed to exclude the assets of the grantor trust from the reach of the Company’s general creditors in the event of insolvency or bankruptcy.

5.            ADMINISTRATION.

The Board, as Plan Administrator, will have full power, authority and discretion to (i) supply omissions, reconcile inconsistencies and to otherwise interpret this Agreement, (ii) prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of this Agreement, and (iii) make other determinations and take other such actions as it deems necessary or advisable in carrying out its duties under this Agreement.  All action taken by the Plan Administrator arising out of, or in connection with, the administration of this Agreement or any rules adopted hereunder will be final, conclusive and binding upon the Company and the Executive.

6.            CLAIMS PROCEDURE.

(a)         Pursuant to the requirements of ERISA, claims for benefits hereunder will be handled in accordance with 29 CFR §2560.503-1, as such regulations of the United States Department of Labor may from time to time be amended, as follows:

(i)            In General.  If the Executive believes that she is being denied any rights or benefits under this Agreement, she may file a claim in writing with the Plan Administrator.  If any such claim is wholly or partially denied, the Plan Administrator will notify the Executive of its decision in writing.  Such notification will contain (1) specific reasons for the denial, (2) specific reference to pertinent provisions of this Agreement, (3) a description of any additional material or information necessary for the Executive to perfect such claim and an explanation of why such material or information is necessary, and (4) information as to the steps to be taken if the Executive wishes to submit a request for review.  Such notification will be given within 90 days after the claim is received by the Plan Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim and if written notice of such extension and circumstances is given to the Executive within the initial 90-day period).

If such notification is not given within the specified period, the claim will be deemed denied and the Executive may then appeal the denial of her claim.

(ii)           Appeals.  Within 60 days after the date on which the Executive receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which denial is deemed to have occurred) the Executive (or her duly authorized representative) may (1) file a written request with the Plan Administrator for a review of her denied claim and of pertinent documents and (ii) submit written issues and comments to the Plan Administrator.  The Plan Administrator will notify the Executive of its decision in writing.  Such notification will be written in a manner calculated to be understood by the Executive and will contain specific reasons for the decision as well as specific references to pertinent provisions of this Agreement.  The decision on review will be made within 60 days after the request for review is received by the Plan Administrator (or within 120 days, if special circumstances, such as an election by the Plan Administrator to hold a hearing, require an extension of time for processing the request, and if written notice of such extension and circumstances is given to the Executive within the initial 60-day period).  If the decision on review is not made within such period, the claim will be considered denied.

(b)           Mediation.  If the Executive is dissatisfied with the Plan Administrator’s decision upon appeal, the Executive agrees that she will make a good faith attempt to resolve her claim by submitting the matter to mediation in Philadelphia, Pennsylvania before resorting to any other proceeding or forum.  The parties will submit the matter to mediation within 5 business days of the determination that there is a dispute and will choose a mediator within 5 business days following such submission, provided that if the parties cannot agree on a mediator, the mediator will be selected by the American Arbitration Association.  Within 30 days after the selection of the mediator, the parties and their respective attorneys will meet with the mediator for two mediation sessions of at least two hours each.  If the claim or dispute cannot be settled during such mediation sessions (or a mutually agreed continuation of those sessions), either of the parties may give the mediator and the other party written notice declaring the end of the mediation process.  All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions.  Accordingly, nothing disclosed in such discussions may be used for any purpose in any later proceeding.

7.            MISCELLANEOUS PROVISIONS.

(a)           Entire Agreement.  This Agreement represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature regarding that subject matter.

(b)           Employment Status. This Agreement does not constitute a contract of employment or impose upon the Executive any obligation to remain as an employee, nor does it impose on the Company any obligation (i) to retain the Executive as an employee or (ii) to limit in any respect the right of the Company to discharge the Executive at any time for any reason.  For avoidance of doubt, service as a director will not, itself, constitute employment by the Company for purposes of this Agreement.

(c)           Non-alienation.  Except as expressly provided herein with respect to payment to a designated beneficiary in the event of the Executive’s premature death, the rights and interests of the Executive under this Agreement will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by the Executive or any person claiming under or through the Executive, nor will they be subject to the debts, contracts, liabilities or torts of the Executive or anyone else prior to payment.

(d)           Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication will be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to the Executive at the Executive’s address as listed in the Company’s payroll records.  Any payments made by the Company to the Executive under the terms of this Agreement will be delivered to the Executive either in person or at the address as listed in the Company’s payroll records.

(e)           Legal Construction. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the Commonwealth of Pennsylvania, without regard to such state’s conflict of laws rules, to the extent that such laws are not preempted by ERISA.

(f)            Amendment.  This Agreement may only be amended by a writing signed by each of the parties hereto.

(g)           Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective date(s) below indicated.

MOTHERS WORK, INC.

By:	/s/ Edward M. Krell	Date:	March 2, 2007
Name:	Edward M. Krell
Title:	Executive Vice President - Chief Financial Officer

EXECUTIVE

By:	/s/ Rebecca C. Matthias	Date:	March 2, 2007
Rebecca C. Matthias